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                                                                  EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION


        SYNOPSYS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors of Synopsys, Inc. a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, That the Restated Certificate of Incorporation of this corporation be amended by changing the FOURTH Article ("Classes of Stock") thereof so that, as amended said Article shall be and read as follows:

                "A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the corporation is authorized to issue is One Hundred and Two Million (102,000,000), par value of one cent ($.01) per share. One Hundred Million (100,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock."

        SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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        IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by STEVEN K. SHEVICK, its Deputy General Counsel, this THIRD day of JUNE, 1996.

                                        /s/  Steven K. Shevick
                                        --------------------------------
                                        Steven K. Shevick
                                        Deputy General Counsel
                                        Synopsys, Inc.